Exhibit (23)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-279000) pertaining to The Gorman-Rupp Company 2024 Omnibus Incentive Plan,
(2)	Registration Statement (Form S-8 No. 333-207693) pertaining to The Gorman-Rupp Company 401(k) Plan, and
(3)	Registration Statement (Form S-8 No. 333-230067) pertaining to The Gorman-Rupp Company Employee Stock Purchase Plan.

of our reports dated March 3, 2025, with respect to the consolidated financial statements of The Gorman-Rupp Company and the effectiveness of internal control over financial reporting of The Gorman-Rupp Company included in this Annual Report (Form 10-K) of The Gorman-Rupp Company for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Cleveland, Ohio

March 3, 2025